Exhibit 10.1

FOURTH AMENDMENT TO THE PRUDENTIAL SEVERANCE PLAN

(As Amended and Restated Effective October 10, 2019)

WHEREAS, the Company amended and restated the Prudential Severance Plan effective October 10, 2019, for VSP participants only as described in Appendix B of the Prudential Severance Plan and effective January 1, 2020, for all other eligible employees under the Prudential Severance Plan (collectively, with any amendments made on or after such effective dates, the “Plan”).

WHEREAS, the Plan was further amended by a First Amendment dated October 30, 2019, a Second Amendment dated December 16, 2022 and a Third Amendment dated April 7, 2023.

WHEREAS, pursuant to Section 6.2 of the Plan, the EVP or the Company’s delegate or delegates may, without approval of the Compensation Committee of the Board, adopt minor amendments to the Plan that are deemed necessary or advisable for purposes of compliance with applicable laws and regulations, relate to administrative practices, or have an insubstantial financial effect on Plan benefits and expenses and that relate to provisions of the Plan on eligibility and Eligible Terminations. Section 2.16 of the Plan defines EVP as the most senior Vice President responsible for corporate Human Resources of the Company.

WHEREAS, the EVP has determined that the following amendments are within the scope granted to her under the Plan and are necessary to designate a different committee to serve as the administrator of the Plan.
Amendments:

1.    Effective April 1, 2026, a new subsection 2.1 of Section 2 of the Plan shall be added to read as follows, and subsequent subsections shall be renumbered accordingly:

“Administrative Committee” means the Prudential Administrative Committee constituted under The Prudential Welfare Benefits Plan which serves as the “plan administrator” within the meaning of ERISA Section 3(16)(a) and the “named fiduciary” within the meaning of ERISA Section 402(a)(2) with the power and discretion to administer the Plan.

2.    Effective April 1, 2026, subsection 2.4 of the Plan (as renumbered) is amended to read as follows:

“Appeals Committee” means the committee which shall review and make decisions on all appeals on claims for benefits pursuant to Section 5.3(b) of the Plan. The Chairperson shall designate the individuals who shall be the members of the Appeals Committee, provided that no one may be a member of the Appeals Committee if he or she is also a member of the Claims Committee. The members of the Appeals Committee may designate a member to serve as the Chairperson of the Appeals Committee.

Any member of the Appeals Committee may resign by delivering his or her written resignation to the Chairperson, and the Chairperson may remove any such member of the Appeals Committee at any time by written notice to such members. Vacancies shall be filled promptly by the Chairperson.

3.    Effective April 1, 2026, subsection 2.8 of the Plan (as renumbered) is amended to read as follows:

“Claims Committee” means the committee which shall review and make decisions on all claims for benefits pursuant to Section 5.3(a) of the Plan and interpret any and all provisions of the Plan pursuant to Section 5.2 of the Plan. The Chairperson shall designate individuals who shall be the members of the Claims Committee, provided that no one may be a member of the Claims Committee if he or she is also a member of the Appeals Committee. The members of the Claims Committee may designate a member to serve as the Chairperson of the Claims Committee.

A member of the Claims Committee may resign by delivering his or her written resignation to the Chairperson, and the Chairperson may remove a member of the Claims Committee at any time by written notice to such member. Vacancies shall be filled promptly by the Chairperson.

4.    Effective April 1, 2026, subsection 5.1 of the Plan is amended to replace all references to the “Claims Committee” with references to the “Administrative Committee.”

5.    Effective April 1, 2026, subsection 5.2 of the Plan is amended to read as follows:

The Claims Committee shall have the exclusive right, power and authority to interpret, in its sole discretion, any and all provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with any claim for Severance Pay and/or any applicable State WARN Severance arising under the Plan. Any decision or action of the Company or the Claims Committee, as the case may be, shall be conclusive and binding.

6.    Effective April 1, 2026, subsection 5.4 of the Plan is amended to read as follows:

The Company pursuant to action by the EVP and the Administrative Committee shall each have the power to delegate their respective responsibilities under the Plan to one or more of its members or officers, as the case may be, or to employees, to other individuals, committees or organizations, as the case may be, by notifying them as to the duties and responsibilities delegated. Each person to whom responsibilities are so delegated shall serve at the pleasure of the entity or person making the delegation and, if an Employee, without payment of additional compensation for such services. Any such person may resign by delivering a written resignation to the entity or person that made the delegation. Vacancies created by resignation, death or other cause may be filled by the entity or person that made the delegation or the assigned responsibility may be reassumed or redelegated by such entity or person.

Except as altered and amended by this Fourth Amendment, the provisions of the Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, Prudential has caused its name to be signed by its proper officer hereunto duly authorized to evidence the adoption of this amendment to the Plan on the date set forth below.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Date: March 25, 2026	/s/ Vicki Walia
Vicki Walia Executive Vice President Chief People and Experience Officer